Exhibit 3.22

LIMITED LIABILITY COMPANY AGREEMENT

OF

WARNER ELECTRIC TECHNOLOGY LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of Warner Electric Technology LLC (the “Agreement”) is effective as of July 2, 2004.

Recitals:

A.                                    Thomas M. O’Brien, as an authorized person, has executed and filed a Certificate of Formation, dated July 2, 2004 (the “Certificate”), to form “Warner Electric Technology LLC” (the “Company”) as a limited liability company under and pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended (6 Del. C. § 18-101, et seq.) (the “Act”).  The powers of the authorized person shall terminate upon the filing of the Certificate.

B.                                      Warner Electric Holding, Inc. is the sole member of the Company (the “Member”).

C.                                      By executing this Agreement, the Member hereby ratifies the Certificate and adopts this Agreement to set forth the terms governing the affairs of the Company and the conduct of its business.

Terms of Agreement:

1.                                          Name.   The name of the Company is Warner Electric Technology LLC.  The Member may change the name of the Company from time to time.

2.                                          Purpose and Powers.   The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.  The Company shall have all power necessary or convenient for the conduct, promotion, or attainment of such acts and activities.

3.                                          Registered Office and Agent.   The address of the Company’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19805-1297.  The name of the Company’s registered agent at such address is Corporation Service Company.

4.                                          Capital Contributions.   As of the date of this Agreement, the Member is the sole member of the Company.  The Member has made an initial contribution to the capital of the Company in respect of the entire limited liability company interest (within the meaning of the Act) of the Company (the “Interest”).

Except to the extent required under the Act, the Member shall not be required to make any additional contributions to the capital of the Company.

5.                                         Interests Governed by Article 8; Certificates.   Limited liability company interests in the Company, including the Interest, shall be securities governed by Article 8 of the Delaware Uniform Commercial Code.  The Company shall have the authority to issue certificates of limited liability company interests evidencing limited liability company interests in the Company, including the Interest, in accordance with Section 18-702(c) of the Act.

6.                                         Member Managed.   The Member shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto.  Except as otherwise expressly provided in this Agreement, the Member or persons designated by the Member, including officers and agents appointed by the Member, shall be the only persons authorized to execute documents on behalf of the Company.

7.                                       Officers; Agents.

(a)                                    Authority to Appoint and Remove. The Member shall have the power to appoint agents (who may be referred to as officers) to act for the Company with such titles, if any, as the Member deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Member hereunder, including the power to execute documents on behalf of the Company, as the Member in its sole discretion may determine.

(b)                                  Officers. The officers of the Company, if any, shall be elected or appointed by the Member from time to time in its discretion. Any two or more offices may be held by the same person. The officers of the Company as of the date of this Agreement are (i) a President, (ii) a Chief Executive Officer, (iii) one or more Senior Vice Presidents and/or Vice Presidents, (iv) a Treasurer, (v) a Chief Financial Officer, (vi) a Controller, (vii) a General Counsel, (viii) a Secretary and (ix) one or more Assistant Controllers and Assistant Secretaries. The Member may change the officers of the Company at any time. The persons appointed as officers as of the date of this Agreement are as follows:

John A. Young	President and Chief Executive Officer
Acting Treasurer and Chief Financial Officer
Thomas M. O’Brien	Senior Vice President, General Counsel and Secretary
Steven W. Weidenmuller	Senior Vice President, Human Resources
William Flexon	Vice President, Taxes
G. Scott Faison	Vice President and Controller
Joseph O. Bunting, III	Vice President and Assistant Secretary
Michael G. Ryan	Vice President
Charles W. Nims	Vice President
Douglas A. Sulanke	Assistant Controller
Traci Benish	Assistant Secretary

The Member from time to time may appoint one or more other persons to serve as officers of the Company and may remove any person serving as an officer, with or without cause, at any time. Each officer shall hold his or her respective office for any term specified by the Member unless earlier removed by the Member. Any officer or agent of the Company may resign at any time by giving written notice to the Member. Any such resignation shall take effect at the time specified therein or, if no time is specified, upon receipt thereof; and unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective. The officers of the Company shall be entitled to such salary or other compensation as the Member shall determine.

(c)                                    Powers and Authority. Unless otherwise specified by the Member, the duties and authority of the officers to act on behalf of the Company shall include the same duties and authority to act on behalf of a Delaware corporation as an officer of a Delaware corporation with the same title would have in the absence of a specific delegation of authority. Third parties dealing with the Company shall be entitled to rely conclusively upon the power and authority of the officers of the Company as set forth herein. All officers other than the President shall report to the President.

8.                                     Limitation on Liability; Indemnification. Except as otherwise provided in the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company. None of the Member and any officers, employees, and agents of the Company or the Member shall be obligated personally for any debt, obligation, or liability of the Company solely by reason of his, her, or its status as such Member, officer, employee, or agent. In accordance with Section 18-108 of the Act, the Company shall indemnify and hold harmless the Member and each officer of the Company (individually, in each case, an “Indemnitee”) to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits, or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved as a party or otherwise, arising out of or incidental to the business or activities of or relating to the Company, regardless of whether the Indemnitee continues to be a Member or an officer of the Company at the time any such liability or expense is paid or incurred, but only if the Indemnitee’s course of conduct does not constitute willful misconduct; provided, however, that the foregoing shall not require the Company to indemnify any person in connection with any claim, action, suit, proceeding or counterclaim initiated by or on behalf of such person.

9.                                        Distributions.   The Member shall have the authority and discretion to determine from time to time the amount of cash and any other property that is available for distribution to the Member and may cause the Company to distribute such cash and property to the Member, subject to the Act or other applicable law.

10.                                  Term.   The Company shall dissolve and its affairs shall be wound up at the election of the Member or upon the occurrence of an event of dissolution under the Act; provided, however, that the Company shall not be dissolved upon the occurrence of an event of dissolution under the Act to the extent permitted under the Act.

11.                                  Winding Up and Distribution Upon Dissolution.   Upon dissolution of the Company, the Member shall wind up the business and affairs of the Company, and shall cause all property and assets of the Company to be distributed as follows, unless otherwise required by mandatory provisions of applicable law:

(a)                                  first, all of the Company’s debts, liabilities, and obligations, including any loans or advances from the Member (to the extent otherwise permitted by law), shall be paid in full or reserves therefor shall be set aside; and

(b)                                 any remaining assets shall be distributed to the Member.

12.                                  Amendments.   The Member at any time and from time to time may amend this Agreement by executing a written amendment.

13.                                  Governing Law.   This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed, and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws.

IN WITNESS WHEREOF, the Member has caused this Limited Liability Company Agreement to be duly executed on its behalf as of June 30, 2004.

WARNER ELECTRIC HOLDING, INC.

By:	/s/ Thomas M. O’Brien
Name:	Thomas M. O’Brien
Title:	Senior Vice President, General
Counsel and Secretary

Warner Electric Technology LLC Agreement